Memorandum of Understanding (MOU)

This Memorandum of Understanding (MOU) is between a) Prime Estates & Developments Inc., hereafter PMLT, a company based in Nevada, which Shares are publicly traded on the U.S. OTCBB under the ticker: PMLT, and b) Anton Spaniol, based in Leipzig, Germany, and c) Konstantinos Gogos based in Thessaloniki, Greece, hereinafter collectively referred to as SV, agreed on the present MOU that comes into force on the 01st of December 2011.

Purpose of this MOU:

This MOU is a preliminary agreement with purpose to conclude to a final agreement in which SV will acquire shares from PMLT for  services and/or assets. This preliminary agreement concerns all parties, and the shares will be issued to SV in tranches according to secondary agreements that will follow. The process of share, services, and assets exchange is described below.

Both parties will proceed to a final agreement only if all conditions will be agreed by both parties. If both parties do not agree on all conditions there will be no final contract and no obligations by any party.

Also, tax and legal considerations may play an important role for the parties and can be a reason to avoid entering into a final contract.

The parties desire to build a common business system in order to secure the infrastructural requirements for specific projects. Both parties will provide their best efforts in order to conclude to a final agreement but are under no obligation to do so and may not do so for any reason in their sole and absolute discretion.

During the period that this MOU is valid PMLT will have the right to do further other agreements that will not create any obstacle to our common goal. These agreements will be supplementary to PMLT and will not interfere with our parties intensions stated in this MOU, or affect the quality of the projects run by our parties.

From now on, the parties understand and agree as follows:

Agreements

1) Summary. SV will provide energy projects from their own portfolio or from third parties to PMLT. PMLT will issue shares to SV for the acquisition of one or more projects. The specific project and the amount of shares issued for its acquisition will be determined on a new agreement. The parties will conduct data sharing in order to ensure the safety and efficiency and the quality of project implementation.

2) Negotiation period and procedures. The parties agree to make preparations for the main contract quickly (and to the best knowledge and conscience and to endanger any business and as described below):

a) SV will do all preparations in order to add at least 1 MW (solar park) in the first 6 months to PMLT after the suggested criteria will be met.
b) The Parties shall jointly operate and exchange information with the intention of having quality, safety and profitability of the projects.
c) Specifically, the parties agree, to contribute in organized activities related to common goals in the development of projects, the sales area, the participation in road shows, the structure, the management, the employees, etc.
d) All parties will be searching for energy projects that will be ideal for PMLT. SV will be making proposals for the acquisition of energy projects worth of about $ 100 million U.S. dollars over a five-year period.
e) The parties will be working together in order to create the appropriate conditions for a final agreement by the 01/Feb./2012. This date, 01/Feb./2012, should be the last valid day of this MOU.

3) Main contract. The final agreement, if agreement reached at all, should be signed after the completion of any necessary Due Diligence and no later than 1/Feb./2012.

The content of the final agreement between the two parties will be agreed in detail but will include the following points:

a) For the initial contribution of minimum 1 MW (see Section 2a) from SV the following transaction process is agreed:

• For the contribution of commonly accepted and completed min. 500kW PV systems, 9,000,000 shares of PMLT should be issued and given to SV. The shares will be delivered to SV as will be determined on the final agreement. According to business law the issuance of new stock is a decision of the board of Directors of PMLT, and there is no need for approval from the rest of the shareholders of PMLT.

• For another contribution of commonly accepted and completed min. 500kW PV systems, another 9,000,000 shares of PMLT should be issued and given to SV. The rest of the terms will be as above.

• In the case of contribution of commonly accepted and completed in total min. 1MW PV systems, then 18,000,000 shares of PMLT should be issued and given to SV. The rest of the terms will be as above.

• The contribution of at least 1MW PV systems will be the initial collaboration between the parties. The parties will commonly decide on more future profitable projects that they wish to invest.

b) Board of Directors (BoD).

As soon as a formal contract has been signed and at least 1MW of PV systems has been added on PMLT, then the Board of Directors of PMLT will be increased to add two new directors, Mr. Anton Spaniol and Mr. Konstantinos Gogos.

5) Confidentiality (Non-Disclosure) and public announcements.
Buyer will not at any time after the date of this Agreement, without Seller' consent, divulge, furnish to or make accessible to anyone (other than to its representatives as part of its due diligence or corporate investigation) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects (including, without limitation, customers or suppliers) ("Confidential Information") of Seller.

 Seller will not at any time after the date of this Agreement, without Buyer's consent (except as may be required by law), use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation) with respect to Buyer.     The undertakings set forth in the preceding two paragraphs shall lapse if the Closing takes place as to Buyer and Seller, but shall not lapse as to the officers and directors of Buyer, individually.

Any information, which (i) at or prior to the time of disclosure by either of Seller or Buyer was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by either of Seller or Buyer or (iii) was made available to the public from a third party, provided that such third party did not obtain or disseminate such information in breach of any legal obligation to Seller or Buyer, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

6)  Each party is approved to make a Due Diligence on the other party. On Appendix 1 there is the 10-K filing of PMLT according to which further business and financial planning will be done.

7) Final Provisions.

•	Previous oral or written agreements between the parties relating to the subject matter of this agreement are irrelevant when it comes into force.
•	Changes or additions to this Agreement and this clause shall be in writing and shall be signed by both parties.
•
If any provision of this Agreement is invalid, the validity of the remaining provisions shall not be affected thereby. The parties will immediately replace the ineffective provision by an effective one, the commercial purpose of the invalid provision as closely.

•	The Parties confirm to each other that in order to simplify force of a written communication sent by fax or e-mail, they will recognize the signing contractual agreements, all but the main contract.

This agreement is governed by Swiss law. Jurisdiction is Lenzburg.

Date: December 1st 2011

The parties:

Prime Estates & Developments Inc., hereafter PMLT
/s/ Panagiotis Drakopoulos / CEO

/s/ Anton Spaniol

/s/ Konstantinos Gogos